EXHIBIT 5.1

July 21, 2006

Applied Materials, Inc.

3050 Bowers Avenue

P.O. Box 58039

Santa Clara, California 95052-8039

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of an aggregate of 3,028,672 shares of common stock, $0.01 par value (the “Common Stock”), of Applied Materials, Inc., a Delaware corporation (the “Company”), pursuant to stock options and stock awards assumed by the Company (collectively, the “Assumed Awards”) under the Applied Films Corporation 1993 Stock Option Plan, as amended, 1997 Stock Option Plan, as amended, Outside Director Stock Option Plan, as amended, Non-Employee, Non-Director Officer & Consultant Non-Qualified Stock Option Plan, as amended, and Long-Term Incentive Plan, as amended (collectively, the “Plans”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the 3,028,672 shares of Common Stock to be issued by the Company pursuant to the Assumed Awards under the Plans are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the Plans and the agreements covering the Assumed Awards, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8 (the “Registration Statement”) and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, PC

WILSON SONSINI GOODRICH & ROSATI, Professional Corporation